                                                                    EXHIBIT 10.4


                          PURCHASE AND SALE AGREEMENT

                                 BY AND BETWEEN

                             KIRCO ACQUISITION LLC,
                                  AS PURCHASER

                                      AND

                       MEADOWBROOK INSURANCE GROUP, INC.,
                                   AS SELLER

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                                TABLE OF CONTENTS
                                                                     PAGE NO.

1.     AGREEMENT TO SELL AND PURCHASE..................................1

2.     CONSIDERATION...................................................1

3.     EARNEST MONEY...................................................2

4.     SELLER'S REPRESENTATIONS AND WARRANTIES.........................2

5.     LIMITATIONS ON SELLER'S REPRESENTATIONS AND WARRANTIES..........3

6.     TITLE EVIDENCE..................................................4

7.     ACTIONS PRIOR TO CLOSING/DUE DILIGENCE..........................4

8.     CLOSING.........................................................6

9.     PRORATIONS, ADJUSTMENTS AND EXPENSES............................7

10.    OPERATION AND MAINTENANCE OF THE PROPERTY.......................8

11.    CASUALTY LOSS...................................................8

12.    CONDEMNATION....................................................8

13.    FAILURE TO CLOSE; DEFAULT.......................................9

14.    NOTICES.........................................................10

15.    BROKERS.........................................................11

16.    ASSIGNMENT......................................................11

17.    BINDING EFFECT..................................................11

18.    ENTIRE AGREEMENT................................................11

19.    GOVERNING LAW...................................................11

20.    TIME............................................................11

21.    CONSTRUCTION....................................................11

22.    SEVERABILITY....................................................12

23.    PARAGRAPH HEADINGS..............................................12

24.    COUNTERPARTS....................................................12

EXHIBIT A DESCRIPTION OF TOTAL DEVELOPMENT PARCEL......................1

EXHIBIT B DESCRIPTION OF PROPERTY......................................1

EXHIBIT C LAND CONTRACT FORM...........................................1

EXHIBIT D APPROVED SITE PLAN...........................................1

EXHIBIT E SUMMARY OF TERMS OF RECIPROCAL EASEMENT AGREEMENT ...........1




                                       ii

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                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (the "Agreement") is entered into as of this 4th day of December, 2003 (the "Effective Date"), by and between Kirco Acquisition LLC, a Michigan limited liability company ("Purchaser"), and Meadowbrook Insurance Group, Inc., a Michigan corporation ("Seller").

                                   WITNESSETH:

         WHEREAS, Seller is the owner of the real property, containing approximately nine (9) acres of land, located in the American Commerce Center in the City of Southfield, Oakland County, Michigan (the "Total Development Parcel"), all as legally described in EXHIBIT A attached hereto and made a part hereof.

         WHEREAS, Seller proposes to construct an office building on a portion of the Total Development Parcel and to sell a portion to Purchaser. The portion to be sold to Purchaser comprises approximately 4.5 acres including a portion of land now owned by the City of Southfield which is expected to be conveyed as part of the City Transactions (defined below), together with all rights, privileges and appurtenances pertaining thereto, including, but not limited to, all right, title and interest of Seller in and to all easements and rights-of-way and all improvements situated thereon and further including, but not limited to, all rights, privileges and easements of, appurtenant to and for the benefit thereof are herein referred to as the "Property", a legal description of which is attached hereto as EXHIBIT B.

         WHEREAS, Purchaser desires to acquire the Property, pursuant to the terms and conditions hereinafter set forth herein for the purpose of constructing an office building on the Property.

         WHEREAS, the parties have agreed to construct their respective office buildings pursuant to a jointly agreed site plan and harmonious architectural plans, including a four-story connector building connecting their two proposed office buildings (the "Connector"). The parties have agreed upon a site plan and architectural plans and elevations prepared by Rossetti and Associates, Job No.
   ("Rossetti Plans"). Seller's building and the Connector are now under construction pursuant to a Development Agreement dated December 3, 2003, between Seller and Kirco Development LLC (the "Development Agreement"). At such time as Purchaser shall determine, Purchaser will construct a building materially in conformity with the Rossetti Plans.

         NOW, THEREFORE, in consideration of the mutual undertakings hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties hereto agree as follows:

         1. Agreement to Sell and Purchase. Subject to the terms and conditions contained herein, Seller hereby agrees to transfer and convey to Purchaser, and Purchaser agrees to accept from Seller all right, title and interest to the Property on the terms set forth herein.

         2. Consideration. Purchaser shall pay to Seller the sum ("Purchase Price") of [TO BE DETERMINED DURING THE DILIGENCE PERIOD BASED ON (i) $10.75 PER SQUARE FOOT OF LAND


                                       1


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COMPRISING THE PROPERTY, INCLUDING PARKING, DRIVEWAYS, SET BACK AREAS, BUILDING
ENVELOPE AND A SHARE OF THE CONNECTOR FOOTPRINT, PLUS (ii) ONE MILLION TWO HUNDRED THIRTY-NINE THOUSAND THREE HUNDRED TEN DOLLARS ($1,239,310) AS PURCHASER'S SHARE OF THE COST OF CONSTRUCTING THE CONNECTOR.] Purchaser's share of the Connector footprint shall be in proportion to the square leasable square footage of the two buildings to be constructed on the Total Development Parcel.

                   (a) At Closing (hereafter defined), Purchaser shall pay Seller twenty percent (20%) of the Purchaser Price.

                   (b) The balance of the Purchase Price will be payable pursuant to the terms of a land contract to be delivered to Seller by Purchaser at the Closing (the "Land Contract"). The Land Contract will provide for interest to accrue on the unpaid principal balance at:

                           (i)   The rate of seven percent (7%) per annum.

                           (ii)  The Land Contract will mature in thirty-six
                                 (36) months from the date of its execution.

                           (iii) Interest only shall be payable during the term
                                 of the Land Contract in monthly installments. The principal balance of the Land Contract will be payable in a single lump-sum payment, which will be due and payable three (3) years after the date of execution of the Land Contract. The unpaid principal balance of the Land Contract may be prepaid at any time, without penalty or premium. However, the Land Contract will provide that Purchaser must prepay the unpaid balance prior to commencing any construction of improvements. The Land Contract will be in the form attached hereto as EXHIBIT C.

p         3. Earnest Money. Upon full execution and delivery of this Agreement,
Seller and Purchaser shall open an escrow ("Escrow") with Philip R. Seaver Title Company, 42651 Woodward Avenue, Bloomfield Hills, Michigan ("Escrow Agent") pursuant to a standard title company escrow agreement (the "Escrow Agreement"). Purchaser shall deposit with the Escrow Agent the sum of One and no/100 Dollars ($1.00) no later than three (3) days following the Effective Date. On or before the end of the Diligence Period, Purchaser shall deposit with the Escrow Agent the sum of Fifty Thousand and no/100 Dollars ($50,000.00) ("Earnest Money). The Earnest Money shall be held in an interest bearing account with the Escrow Agent. All interest on the Earnest Money shall accrue to the benefit of Purchaser, unless the Earnest Money is forfeited to Seller as provided in PARAGRAPH 13(c) hereof. If the transaction contemplated by this Agreement closes in accordance with the terms hereof, the Earnest Money and all accrued and unpaid interest thereon shall be applied against the cash portion of the Purchase Price. In the event this Agreement is not so terminated, and the transaction does not close, the provisions of PARAGRAPH 13 hereof shall govern the disposition of the Earnest Money.

         4. Seller's Representations and Warranties. Seller hereby represents and warrants to Purchaser as follows:


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         (a) Seller is the legal fee simple titleholder of the Property subject to matters of record and matters that would be disclosed by a survey or visual inspection of the property.

         (b) Neither the terms of this Agreement nor anything provided to be done hereunder, including, but not limited to, the conveyance and transfer of the Property, will violate any contract, agreement or instrument to which Seller is a party or which affects the Property.

         (c) To Seller's best knowledge, there is no threatened or pending litigation or proceeding, including, but not limited to, proceedings involving any building code proceedings, condemnation proceedings or proceedings alleging the violation of any environmental, health or safety law, rule or regulation, pending or threatened, by third parties which affects or may affect the Property.

         (d) The execution and delivery of this Agreement by the signatories hereto on behalf of Seller, and the performance of this Agreement by Seller, have been duly authorized.

5. Limitations in Seller's Warranties and Representations.

         (a) Seller makes no representation or warranty whatsoever with respect to the environmental condition of the Property, except that Seller (i) has delivered all environmental reports in Seller's possession which relate to the Property, (ii) shall deliver copies of any and all notices Seller has received from any governmental or regulatory authority relating to the Property, and
(iii) has no knowledge of any environmental conditions, which are not disclosed in those reports.

         (b) With the exception of the representations and warranties expressly contained herein and the conditions to closing also expressly contained herein, Purchaser agrees to accept the Property "as-is, where-is", without any warranty of habitability, fitness for a particular purpose or other such warranty. As used herein, knowledge of Seller shall mean the actual knowledge of Douglas Young, of Meadowbrook Insurance Group, Inc., whom the Seller represents, acting in good faith, is the officer of Seller most likely to have such knowledge, and all knowledge attributable to property level personnel whom Seller represents, in good faith, are the people most likely to have such knowledge.

         (c) If any event shall occur after the Effective Date, and before the Closing Date, which is not caused by Seller, or, if after the Effective Date and before the Closing Date, Seller learns that information in Seller's possession was not disclosed to Purchaser ("Changed Circumstance"), which in either event renders untrue any such representation or warranty of Seller hereunder, it shall not constitute a breach by Seller of such representation or warranty, and Seller's reaffirmation of such representation or warranty at Closing may be qualified by such Changed Circumstance. If Seller shall obtain knowledge of any Changed Circumstance, Seller shall provide notice thereof to Purchaser within a reasonable period of time. In the event Purchaser receives actual notice of any material Changed Circumstance, whether from Seller or any other source, including its




                                       3
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own investigations, then Purchaser shall have the right to terminate this
Agreement, in which event both parties shall be relieved from any further obligation under this Agreement, and the Deposit shall be returned to Purchaser.

         (d) Any claims made regarding the representations and warranties shall be made in writing within six (6) months following Closing and shall thereafter expire and be of no force or effect.

6. Title Evidence.

         (a) Seller shall, as soon as possible after executing this Agreement, order a current commitment (the "Title Commitment") for an owner's title insurance policy on the Property in the amount of the Purchase Price issued by Philip R. Seaver Title Company ("Title Company"), together with Seller's existing survey of the Property and copies of all documents giving rise to the exceptions raised in the Title Commitment. Within thirty (30) days (the "Title Inspection Period") after actual receipt of the Title Commitment, Purchaser shall- notify Seller of Purchaser's objections to the state of facts disclosed by the Title Commitment and survey. Seller shall have five (5) days after receipt of Purchaser's objection to remedy the title or to obtain title insurance as Purchaser requires; or if Seller fails to remedy the title within the specified time, then by notice given in writing within ten (10) days, Purchaser may (i) elect to waive its objections and proceed toward Closing, or
(ii) to terminate this Agreement and receive the Deposit in full. Any mortgage or lien shall be discharged as to the Property upon Purchaser's payment in full of the Land Contract, and Purchaser shall not be required to object to the same.

         (b) Seller shall, within five (5) business days of the Effective Date, deliver to Purchaser a survey (the "Survey") of the Property. At Purchaser's sole cost and expense, Purchaser may have the Survey updated to a date after the date of this Agreement.

7. Actions Prior to Closing/Due Diligence/Conditions.

         (a) Prior to the signing of this Agreement, Seller has furnished Purchaser with true copies of all reports and other documents in its possession to assist Purchaser in its review of the Property. Purchaser shall have until the forty-fifth (45th) day following the Effective Date (the "Diligence Period") to perform its due diligence, including, without limitation:

                  (i) Purchaser's physical inspection of the Property including its review of any soils reports and environmental reports, and Purchaser's review of zoning, utility availability, survey and any such other due diligence it as Purchaser deems necessary to complete its review of the Property.

                  (ii) Purchaser's review of the Title Commitment and Survey as set forth above.

         (b) Purchaser shall indemnify, defend and hold harmless Seller from any condition, liability, damages, costs, losses and expenses of every kind or nature arising




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from or attributable to the due diligence activities of Purchaser, its officers, employees, agents, attorneys, accountants, architect, engineer and any other persons acting on behalf of Purchaser. To the extent that Purchaser or its agents engage any third party to undertake any investigation of the Property, including without limitation, any appraisal, environmental audit or assessment, property condition report or other investigation, Purchaser agrees to use commercially reasonable efforts to ensure that (i) any written report or other work product generated by such third parties shall be certified to both
Purchaser and Seller and (ii) Purchaser shall deliver copies of all such reports or work product to Seller promptly upon receipt.

         (c) If Purchaser gives written notice to Seller on or before the expiration of the Diligence Period that, in its sole discretion, Purchaser elects to proceed with this Agreement, PARAGRAPH 13(a) and PARAGRAPH 7(d) of this Agreement shall govern the rights and obligations of both Seller and Purchaser hereunder. If Purchaser notifies Seller of its election to proceed as provided above, the Earnest Money shall become nonrefundable, except in the event of a material default by Seller hereunder or a material failure of a condition listed below in PARAGRAPH 7(d). Notwithstanding the foregoing sentences of this PARAGRAPH 7, in the event the Purchaser fails to notify the Seller of the Purchaser's election to proceed with this Agreement prior to the expiration of the Diligence Period, the Earnest Money shall be returned to the Purchaser and PARAGRAPH 13(a) shall govern as though Purchaser terminated this Agreement prior to the expiration of the Diligence Period. Purchaser shall notify Seller by the date of the expiration of the Diligence Period of those Contracts, if any, which Seller shall assign to Purchaser at the applicable Closing ("Assigned Contracts") and those Contracts which Seller shall terminate on or before the Closing (the "Terminated Contracts").

         (d) The obligations of the parties to close shall be subject to the following conditions precedent. If these conditions are not satisfied or waived by both parties within forty-five (45) days after the Effective Date, then either party may terminate this Agreement and Purchaser's deposit shall be returned; provided, however, notwithstanding the foregoing, if prior to the expiration of the Diligence Period, the parties have agreed to the terms of an amendment to the master deed, a reciprocal easement agreement and a legal description of the Property, but the City of Southfield has not completed the City Transactions, the parties will proceed to Closing. Following the Closing, the parties shall be obligated to cooperate in the completion of the City Transactions.

                  x(i) Seller shall complete its proposed transaction with the City of Southfield pursuant to which (A) land adjacent to the Total Development Parcel, including the currently existing road to Pebble Creek Park, will be conveyed to Seller and become part of the Total Development Parcel, and (B) Seller will grant an easement to the City of Southfield as a replacement means of access to Pebble Creek Park. The added land and proposed access easement are shown in the site plan attached hereto as EXHIBIT D. The above-described transactions are referred to as the "City Transactions".




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

                  (ii) The Total Development Parcel will be divided by recordation of an amendment to the master deed such that the Property will henceforth be taxed as a separate tax parcel and the Property may be conveyed to Purchaser.

                  (iii) Seller will obtain an amendment to the master deed governing the Total Development Parcel if and to the extent necessary to accomplish the site modifications described above. Any applicable local parcel division ordinances will be satisfied.

                  (iv) The parties shall agree to the terms of a reciprocal easement agreement ("REA") governing the maintenance of certain common facilities and establishing certain architectural controls. A summary of the terms is attached hereto as Exhibit E.

         (e) Seller has obtained site plan approval for the Total Development Parcel. The site plan attached hereto as Exhibit D is acceptable to the parties, but the parties will not unreasonably withhold their consent to changes required by the City of Southfield or other governing agencies whose approval is required by law.

     8. Closing. The closing shall occur on the date which is thirty (30) days following the date on which the conditions described in PARAGRAPH 7(d) have been waived or satisfied (the "Closing Date"), at the Seller's offices in Southfield, Michigan (the "Closing"). The Closing shall be accomplished through a customary closing escrow, the cost of which shall be divided equally between Seller and Purchaser except as described below.

         (a) Seller shall, at or prior to Closing, at its sole cost and expense, deliver or cause to be delivered to Purchaser the following:

                  (i) An ALTA Owner's Policy of Title Insurance on the amount of the Purchase Price, insuring Purchaser as land contract vendee without "standard exceptions" in the full amount of the Purchase Price, subject only to easements and restrictions of record, including the REA and any matters not objected to or waived by Purchaser pursuant to PARAGRAPH 7(a)(ii).

                  (ii) The customary title company affidavit executed by Seller in favor of the Title Company as needed to obtain title insurance without standard exceptions. (iii) A completed IRS Section 1445 affidavit executed by Seller in favor of Purchaser.

                  (iv) Evidence of Seller's entity existence and due authority to sign and deliver the closing documents.

         (b) Purchaser shall, at the Closing, at its sole cost and expense, deliver or cause to be delivered to Seller the following:




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                  (i) Evidence of Purchaser's entity existence and due authority to sign and deliver the closing documents.

         (c) Each party shall at the Closing deliver to the other party the following documents in form and substance reasonably satisfactory to the other party:

                  (i) The Land Contract and a memorandum of land contract for

                  (ii) The Reciprocal Easement Agreement in the form attached hereto as EXHIBIT E, which shall be recorded prior to recording the memorandum of land contract.

                  (iii) A Closing statement setting forth the adjustments and prorations provided for in this Agreement.

                  (iv) Transfer and transaction tax declarations.

                  (v) The Development Agreement drafted and approved by the parties pursuant to PARAGRAPH 7(d).

         (d) Seller shall deliver possession of the Property to Purchaser at Closing.

     9. Payment, Prorations. Adjustments and Expenses.

         (a) Purchaser shall pay the down payment on the Purchase Price subject to customary adjustments, including, without limitation, those specifically set forth herein.

         (b) Prorations shall be determined as follows:

                  (i) General real estate taxes and special assessments (if any) payable by Seller shall be prorated on a due date basis as of the Closing Date, based on the most recently issued real estate tax bill for the Property. Any special assessments for public improvements existing on the date of this Agreement shall be paid in full by Seller. All other special assessments shall be assumed by Purchaser. If separate tax bills for the current year for the two parcels are not available, the real estate taxes and special assessments shall be allocated between the parcels in proportion to the square footages of the parcels, including the parties' respective shares of the connector footprint.

                  (ii) Unless provided otherwise hereinabove, such other items which are customarily prorated in a purchase and sale of the type contemplated hereunder shall be prorated as of the Closing Date.

         (c) Seller shall pay the following expenses:

                  (i) the cost of the title premium for Purchaser's title policy (but not including the cost of extended coverage or any endorsements);




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

                  (ii) one-half (1/2) of the Title Company's customary closing charges and fees;

                  (iii) the state transfer taxes required with respect to the Land Contract, if any; and

                  (iv) the recording fees for recording any release of lien on the Property whose release is required to convey title in the manner provided herein.

         (d)     Purchaser shall pay the following expenses:

                  (i)the cost of extended coverage and any endorsements to the Title Policy;

                  (ii) and fees; one-half (1/2) of the Title Company's customary closing charges


                  (iii) the cost of any new or updated ALTA Survey of the Property ordered by Purchaser; and

                  (iv) the recording fees for recording the deed to the Purchaser and all fees and charges relating to any mortgage or other financing by Purchaser.

         (e) Purchaser shall receive credit for the Deposit and interest, and the same shall be paid to Seller.

     10. Exchange. Either or both parties shall have the right, at its option, to structure the purchase of the Property as a part of a like-kind exchange, pursuant to Section 1031 of the Internal Revenue Code. Each agrees to cooperate with the other in connection with any such exchange, provided that the same does not increase the other's costs or delay the closing of the transaction contemplated under this Agreement.

     11. Casualty Loss. The Property is now and at Closing will be unimproved except to the extent Seller has commenced grading, underground improvements and the connector improvements.

     12. Condemnation. In the event all or any portion of the Property is taken by the exercise of the power of eminent domain (or Seller receives notice of any threatened condemnation) prior to Closing, Seller shall give Purchaser written notice of such taking or threatened taking, as the case may be, and Purchaser may, within twenty (20) business days after receipt of such notice, elect to terminate this Agreement by delivery of written notice to that effect to Seller, in which event PARAGRAPH 13(a) of this Agreement shall govern the rights and obligations of Seller and Purchaser. If Purchaser does not elect to exercise its option to terminate this Agreement as aforesaid, this Agreement shall remain in full force and effect and Purchaser shall be entitled to negotiate for, settle and receive any award relating to such taking, and Seller shall assign to Purchaser all its rights relating thereto.



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


     13. Failure to Close, Default. The following provisions shall govern the rights of the parties in the event the transaction contemplated hereby fails to close pursuant to the terms hereof

                  (a) In the event either Seller or Purchaser has terminated this Agreement pursuant to a right to do so contained in this Agreement (including any termination pursuant to PARAGRAPH 7(e) of this Agreement) and Purchaser is not in default hereunder beyond any applicable notice and cure period (a "Permitted Termination"), this Agreement shall be of no further force or effect, neither party hereto shall have any further obligation or liability to the other (after return of the Earnest Money to Purchaser, if applicable, and the due diligence material to Seller). Notwithstanding the foregoing, the Earnest Money shall be non-refundable except in the event of Seller's default or the failure of an express condition precedent under this Agreement.

                  (b) In the event any of the representations and warranties of Seller contained herein shall be materially untrue and incorrect, or if Seller fails to perform a material obligation under this Agreement in accordance with their terms for any reason, except for a Permitted Termination or by reason of a default on the part of Purchaser, Seller shall be in default under this Agreement, and Purchaser shall be entitled to a return of the Earnest Money, together with any and all interest earned thereon, as Purchaser's sole and exclusive remedy.

                  (c) In the event Purchaser fails to perform all of its material obligations under this Agreement in accordance with their terms for any reason, except for a Permitted Termination or by reason of a default on the part of Seller, Purchaser shall be in default under this Agreement, and Seller shall be entitled to the Earnest Money together with any and all interest earned thereon as its sole remedy as liquidated damages and not as a penalty. The foregoing limitation on remedies shall not in any way affect or limit Purchaser's indemnification obligations set forth in PARAGRAPH 7(b) of this Agreement.

                  (d) If Seller has failed to deliver the Land Contract for the Property to Purchaser at Closing for a reason not attributable to Purchaser's fault (excluding the failure of any condition), Purchaser shall be entitled to specific performance unless specific performance is not available for any reason not attributable to Purchaser's fault, or, at Purchaser's election, Seller shall pay to Purchaser liquidated damages in an amount equal to Purchaser's out-of-pocket expenses evidenced by paid invoices or other reasonable evidence not to exceed $25,000. In addition, in the event that Seller fails to convey the Property to Purchaser for a reason not attributable to the Purchaser's fault, and Purchaser elects to terminate the Agreement for Seller's non-performance, the Earnest Money and any sums paid by Purchaser shall be returned to the Purchaser.

                  (e) Both Seller and Purchaser acknowledge and agree that the foregoing provisions are reasonable in light of the intent of the parties and the circumstances surrounding the execution of this Agreement, and they hereby expressly agree that their respective rights and remedies shall be limited as hereinabove set forth.

         (f) Notwithstanding anything contained herein to the contrary, neither party shall be deemed to be in default under this Agreement for any failure to comply with its obligations hereunder, including any failure to close within the time provided, and this Agreement shall not expire nor shall the aggrieved party terminate nor take any action to terminate this Agreement, until the non-performing party has first been given written notice of such default hereunder and has failed to cure such default within fifteen (15) days after the non-performing party's receipt of such notice in the event of a payment default, or within thirty (30) days after the non-performing party's receipt of such notice in the event of a failure to timely close or any other non-payment default; provided, if the default is other than a failure to close when required or to fulfill a monetary obligation such that it cannot be cured within thirty
(30) days, then the non-performing party shall not be in default so long as the non-performing party commences efforts to cure within thirty (30) days and thereafter continues to diligently pursue the cure to completion.

           14. Notices. Any notices or consents required or permitted to be given under the terms of this Agreement shall be deemed delivered when actually received if personally delivered; upon actual receipt at the addressee's fax machine (with confirmation of successful transmission) if telecopied; or one (1) business day after delivery of a copy to a nationally recognized overnight delivery service which provides a receipt of service (other than an overnight delivery service offered by the United States Postal Service), addressed to the respective parties as follows:

                             If to Seller:

                                     Meadowbrook Insurance Group, Inc.
                                     26600 Telegraph Road
                                     Southfield, Michigan 48034-2438
                                     Attn: General Counsel
                                     Fax: (248) 358-1614

                                     with a copy to:

                                     Edward F. Kickham, Esq.
                                     26862 Woodward Avenue, Suite 100
                                     Royal Oak, Michigan 48067-0958
                                     Fax: (248) 414-9906

                             If to Purchaser:

                                     Kirco Acquisition, LLC
                                     Columbia Center - Suite 200
                                     101 West Big Beaver Road
                                     Troy, Michigan 48084-5255
                                     Attn: Clifford D. Aiken
                                           Matthew Kiriluk
                                     Fax: (248)680-7181
                                     with a copy to:

                                     Butzel Long
                                     32270 Telegraph Road
                                     Birmingham, Michigan 48025-2457
                                     Attn: D. Stewart Green
                                     Fax: (248) 258-1439

or to such other party or address as shall be specified by like notice.


         15. Brokers. Seller hereby represents and warrants to Purchaser that, other than GVA Strategis, as Seller's broker, it has not dealt with any broker, finder or any other similar person in connection with the sale of the Property. Purchaser hereby represents and warrants to Seller that it has not dealt with any broker, finder or other similar person in connection with the purchase of the Property. Seller and Purchaser shall each indemnify the other party from any claims for commissions or fees which may arise from this transaction as a result of any breach of the foregoing representations and warranties to include reimbursement of all costs and fees including legal fees incurred to defend such claims. Seller shall pay all fees due GVA Strategis.

         16. Assignment. Purchaser may not assign this Agreement except to an entity controlled and substantially owned by Kirco Acquisition or its principals.

         17. Binding Effect. This Agreement and all of the provisions contained herein shall survive the Closing and be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         18. Entire Agreement. This Agreement, including the attached exhibits, embodies the complete agreement of the parties hereto with respect to the subject matter hereof, and cannot be altered, amended or modified except by their subsequent written agreement.

         19. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan.

         20. Time. Time is of the essence of this Agreement and each and every provision hereof. If the performance of any obligation required hereunder or the last day of any time period determined in accordance with the terms and provisions of this Agreement is to occur on a Saturday, Sunday or legal holiday under the laws of the State of Michigan, then the day on which the performance of any such obligation is to occur or the last day of any such time period, as the case may be, shall be extended to the next succeeding business day.

         21. Construction. This Agreement shall not be construed more strictly against one party hereto than against the other party merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. It is understood and recognized that both parties have contributed substantially and materially to the preparation of this Agreement.

         22.        Severability.    In the event any of the covenants,
agreements, terms or provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity of the remaining covenants, agreements, terms and provisions contained herein shall not in any way be affected, prejudiced or disturbed thereby.

         23.      Paragraph Headings.   The paragraph headings contained herein
are for convenience of reference only, and shall not affect in any way the interpretation of any of the provisions contained herein.

         24.      Counterparts.    This Agreement may be executed in any number
of counterparts (and by facsimile), any or all of which may contain the signature of only one of the parties, and all of which shall be construed together as a single instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                     SELLER:

                                     MEADOWBROOK INSURANCE GROUP, INC.,
                                     a Michigan corporation


                                     By: /s/ Merton J. Segal
                                        ---------------------------------

                                       Name: Merton J. Segal
                                            -----------------------------

                                       Its:  Chairman
                                            -----------------------------



                                     PURCHASER:

                                     KIRCO ACQUISITION LLC, a Michigan limited liability company



                                     By: /s/ A. Mathew Kiriluk II
                                        ---------------------------------

                                       Name: A. Mathew Kiriluk II
                                             ----------------------------

                                       Its:  President
                                             ----------------------------

                                    EXHIBIT A
                    DESCRIPTION OF TOTAL DEVELOPMENT PARCEL


Unit 3, American Commerce Centre, according to the recorded Master Deed recorded in Liber 18714, Pages 477 through 520, inclusive, Oakland County Records, and designated as Oakland County Condominium Subdivision Plan No. 1121, together with rights in general common elements and limited common elements, as set forth in the above Master Deed, as amended, and as described in Act 59 of the Public Acts of 1978, as amended.

                                    EXHIBIT B
                            DESCRIPTION OF PROPERTY


                  To be determined during the Diligence Period.

                                    EXHIBIT C


                              FORM OF LAND CONTRACT


Land Contract
47-040-023 (10/21/03)                       Philip R. Seaver Title Company, Inc.

THIS CONTRACT, made this_______day of ________ , 2004, between Meadowbrook Insurance Group, Inc., a Michigan corporation, hereinafter referred to as "SELLER", whose address is 26600 Telegraph Road, Southfield, Michigan 48034-2438, and Kirco Acquisition LLC, a Michigan limited liability company, hereinafter referred to as "PURCHASER", whose address is 101 West Big Beaver Road, Suite 200, Troy, Michigan 48084-5255.

        WITNESSETH:

1. SELLER AGREES AS FOLLOWS:

         (a) To sell and convey to Purchaser land in the City of Southfield, Oakland County, Michigan, the Property ("Property") described as:

                            See Attached Exhibit "A"

         Tax Parcel No.:                          Common Address:

         Tax Parcel ID# ______________            Vacant Property

together with all tenements, hereditaments, improvements and appurtenances now on the Property, and subject to all applicable building and use restrictions, easements, and other matters of record, if any, affecting the Property as of the date hereof, but free of liens and mortgages other than liens created by Purchaser.

         (b) That the consideration for the sale of the above described Property to Purchaser is _________________Dollars ($ ________________), [TO BE INSERTED.]
of which the sum of [INSERT 20% OF PURCHASE PRICE.] ($        ) Dollars, has
heretofore been paid to Seller, the receipt of which is hereby acknowledged, and the balance of ___________________________ ($ _______________) Dollars, is to be
paid to Seller, with interest on any part thereof at any time unpaid at the rate of seven percent (7%) per annum, simple interest. This balance of purchase money and interest shall be paid in a balloon payment prior to, but in no event later than thirty-six (36) months after the effective date of this Land Contract.

         (c) Upon receiving payment in full of all sums owing herein, less the amount then due on any existing mortgage or mortgages, and the surrender of the duplicate of this contract, to execute and deliver to Purchaser or Purchaser's assigns, a good and sufficient Warranty Deed, subject to aforesaid restrictions, easements, and matters of record as of the date hereof, and free from all other encumbrances, except such as may be herein set forth, and except such encumbrances as shall have accrued or attached since the date hereof through the acts or omissions of persons other than Seller or its assigns.

         (d) To deliver to Purchaser as evidence of title, a Policy of Title Insurance insuring Purchaser, the effective date of the policy to be the date of this contract, and issued by PHILIP R. SEAVER TITLE COMPANY in the amount of the purchase price without standard exceptions.

2. PURCHASER AGREES AS FOLLOWS:

         (a) To purchase said land and pay Seller the sum aforesaid, with the Interest thereon as above provided.

         (b) To use, maintain and occupy said Property in accordance with any and all restrictions thereon.

         (c) To keep the Property in accordance with all police, sanitary and other regulations imposed by any governmental authority.

         (d) To pay all taxes and assessments hereafter levied on said Property before any penalty for non-payment attaches thereto. Seller will provide to Purchaser a notice of taxes due, in a timely manner after the taxing authority has issued the bill to Seller. Seller shall reasonably calculate the taxes due from Purchaser based on the square footage of the Property and the cost of any improvements if separate tax bills are not available. During the term of the Land Contract, Purchaser shall procure and maintain public liability Insurance with commercially reasonable coverage amounts. Said Insurance policy shall name Seller as an additional Insured and shall have policy limits of not less than Three Million Dollars ($3,000,000) per occurrence. Proof of such Insurance shall be delivered to Seller annually and upon request. The Insurance certificate shall state that it shall not be terminated without at least thirty
(30) days' prior notice to Seller.

         (e) That it has examined a Title Insurance Commitment date effective _______________________, covering the above described Property, and is satisfied with the marketability of the title shown thereby.

        (f) To keep and maintain the Property in as good condition as it is at the date hereof and not to commit waste, remove or demolish any improvements thereon, or otherwise diminish the value of Seller's security, without the written consent of Seller. Construction of improvements to the Property will not constitute waste.

3. SELLER AND PURCHASER MUTUALLY AGREE AS FOLLOWS:

        (a) That Seller may, at any time during the continuance of this contract encumber said land by mortgage or mortgages, provided, at no time shall the sum secured by the mortgage exceed eighty percent (80%) of the unpaid balance of this land contract.

        (b) That if Seller's interest in the land is now or hereafter encumbered by mortgage, Seller shall meet the payments of principal and interest thereon as they mature and produce evidence thereof to Purchaser on demand, and in default of Seller, said Purchaser may pay the same. Such payments by Purchaser shall be credited on the sums first maturing hereon, with interest at the rate provided in paragraph 1(b) on payments so made. If proceedings are commenced to recover possession or to enforce the payment of such contract or mortgage because of Seller's default, Purchaser may, at any time thereafter while such proceedings are pending, encumber said land by mortgage, securing such sum as can be obtained, upon such terms as may be required, and with the proceeds, pay and discharge such mortgage, or purchase money line. Any mortgage so given shall be a first lien upon the land superior to the rights of Seller therein and thereafter Purchaser shall pay the principal and interest on such mortgage so given as they mature, which payments shall be credited on the sums matured or first maturing hereon. Seller shall be responsible for payment of any prepayment premium due under Seller's mortgage or the note it secures.

        (c) That if default is made by Purchaser in the payment of any taxes, assessments or insurance premiums, or in the delivery of any policy as hereinbefore provided, and if Purchaser fails to cure the same within fifteen
(15) days after Seller serves notice reasonably describing Purchaser's default, Seller may pay such taxes or premiums or procure such insurance and pay the premium or premiums thereon, and any sum or sums so paid shall be a further lien on the land and promises, payable by Purchaser to Seller forthwith with interest at the rate as set forth in paragraph I(b) hereof.

        (d) No assignment or conveyance by Purchaser shall create any liability whatsoever against Seller until a duplicate thereof, duly witnessed and acknowledged, together with the residence address of such assignee, shall be delivered to Seller. Purchaser's liability hereunder shall not be released or affected in any way by delivery of such assignment, or by Seller's endorsement of receipt and/or acceptance thereon.

        (e) Purchaser shall have the right to possession of the Property. During the term of the Land Contract, Purchaser and its agents shall have possession of the property and shall be permitted to conduct construction activities as necessary for Purchaser's development of the property in conformity with all recorded restrictions, including, but not limited to, those restrictions reflected in the Master Deed recorded in Liber 18714, Pages 477-520, inclusive, provided, however, Purchaser assumes all liability for Purchaser's acts and omissions and the acts and omissions of any of its agents who enter the Property and shall indemnify, defend and hold Seller harmless from any loss, cost, damage or expense incurred by Seller as a result of such acts. Purchaser shall maintain appropriate builders' risk insurance and workman's compensation insurance and shall exhibit such to Seller upon request. In the event Purchaser defaults under the Land Contract and the property is forfeited back to Seller, Purchaser agrees that title to all improvements shall be vested in Seller.

        (f) If Purchaser shall fail to perform this contract or any part thereof, Seller immediately after such default shall have the right to declare the same forfeited and void by written notice in the form described below, and retain whatever may have been paid hereon, and all improvements that may have been made upon the Property, together with additions and accretions thereto, and consider and treat Purchaser as its tenant holding over without permission and may take immediate possession of the Property, and Purchaser and each and every other occupant remove and put out. Every notice of forfeiture relied upon by Seller to terminate rights hereunder shall specify all unpaid monies and other breaches of this contract and shall declare forfeiture of this contract to be effective fifteen (15) days after service, unless such money is paid and any other breaches of this contract are cured within that time. The parties have signed and recorded a memorandum of this Agreement, and Purchaser shall be deemed to be in actual and constructive possession of the Property for all purposes including the Michigan Summary Proceedings Act.

        (g) If default is made by Purchaser and such default continues for a period of fifteen (15) days or more after Seller notifies Purchaser in writing of the nature of the default and states Seller's intention to foreclose, and Seller desires to foreclose this contract in equity, then Seller shall have, at its option, the right to declare the entire unpaid balance hereunder to be due and payable forthwith, notwithstanding anything herein contained to the contrary.

        (h)    Time shall be deemed to be of the essence of this contract.

        (i) The individual parties hereto represent themselves to be of full age, and the corporate parties hereto represent themselves to be valid existing corporations with their charters in full force and effect.

        (j) Any declarations, notices or papers necessary or proper to terminate, accelerate or enforce this contract shall be presumed conclusively to have been served upon Purchaser if such instrument is enclosed in an envelope with first class postage fully prepaid, if said envelope is addressed to Purchaser at the address set forth in the heading of this contract or at the latest other address which may have been specified by Purchaser and receipted for in writing by Seller, and if said envelope is deposited in a United States Post Office Box.

        (k) From and after the thirty-sixth (36th) month due date maturity of this Land Contract, the principal and interest accrued as of the date of such maturity shall bear interest at eleven percent (11%) simple interest per annum.

        (1) If any action is brought by either party to enforce its rights hereunder, the losing party shall pay the prevailing party's attorney fees and court costs.

        (m) Purchaser and Seller's interest in this Land Contract may be recorded in the form of a Memorandum of Land Contract.

        (n) No breach of any express or implied warranty shall entitle Purchaser to any delay or set off with regard to payments due under the Land Contract unless and until a judgment based upon such breach has been rendered by a court of competent jurisdiction and has become unappealable.

        (o) Purchaser is acquiring the Property "As-Is" with all faults and defects, and Purchaser acknowledges and agrees that Seller has not made, does not make and specifically disclaims any representations, warranties, promises, covenants, agreements or guarantees of any kind or character whatsoever whether express or implied, oral or written, past, present or future, as to, concerning or with respect to (A) the nature, quality or condition of the Property, including, without limitation, the water, soil and geology, or the presence or absence of any pollutant, hazardous waste, gas or substance or solid waste on or about the Property, (B) the suitability of the Property for any and all activities and uses which Purchaser may intend to conduct thereon, (C) the compliance of or by the Property or its operation with any laws, rules, ordinances or regulations of any governmental authority or body having jurisdiction, including, without limitation, all applicable zoning laws, (D) the habitability, merchantability or fitness for a particular purpose of the Property, or (E) any other matter related to or concerning the Property, except as expressly set forth in this Agreement; and Purchaser shall not seek recourse against Seller on account of any loss, cost or expense suffered or incurred by Purchaser with regard to any of the matters described in Clauses (A) through (E) above. Purchaser acknowledges that Purchaser, having been given the opportunity to inspect the Property, is relying solely on its own investigation of the Property and not on any information provided or to be provided by or on behalf of Seller. Purchaser further acknowledges that no independent investigation or verification has been or will be made by Seller with respect to any information supplied by or on behalf of Seller concerning the Property, and Seller makes no representation as to the accuracy or completeness of such information, it being intended by the parties that Purchaser shall verify the accuracy and completeness of such information itself. Purchaser acknowledges that the disclaimers, agreements and other statements set forth in this paragraph are an integral portion of this Agreement and that Seller would not agree to sell the Property to Purchaser for the purchase price without the disclaimers, agreements and other statements set forth in this paragraph.

        (p) If required by any governmental authorities as a condition of Purchaser's development of the Property as contemplated in the reciprocal easement agreement signed simultaneously with this land contract or as shown in the site plan approved by the parties prior to the date hereof, the parties will join in the granting of easements to such governmental authorities for access and public utilities.

        (q) Any notices or consents required or permitted to be given under the terms of this Agreement shall be deemed delivered when actually received if personally delivered; upon actual receipt at the addressee's fax machine. (with confirmation of successful transmission) if telecopied; or one (1) business day after delivery of a copy to a nationally recognized overnight delivery service which provides a receipt of service (other than an overnight delivery service offered by the United States Postal Service), addressed to the respective parties as follows:

             If to Seller:

                    Meadowbrook Insurance Group, Inc.
                    26600 Telegraph Road
                    Southfield, Michigan 48034-2438
                    Attn: General Counsel
                    Fax: (248) 358-1614

                    with a copy to:

                    Edward F. Kickham, Esq.
                    26862 Woodward Avenue, Suite 100
                    Royal Oak, Michigan 48067-0958
                    Fax: (248) 414-9906

               If to Purchaser:

                    Kirco Acquisition, LLC
                    Columbia Center - Suite 200
                    101 West Big Beaver Road
                    Troy, Michigan 48084-5255
                    Attn: Clifford D. Aiken
                          Matthew Kiriluk
                    Fax: (248) 680-7181

                      with a copy to:

                      Butzel Long
                      32270 Telegraph Road
                      Birmingham, Michigan 48025-2457
                      Attn: D. Stewart Green
                      Fax (248) 258-1439

or to such other party or address as shall be specified by like notice.

        Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require. The covenants herein shall bind the heirs, devisees, legatees, assigns, and successors of the respective parties.

        IN WITNESS WHEREOF, the parties hereto have executed this contract in duplicate the day and year first above written.


SELLER:

Meadowbrook Insurance Group, Inc., a Michigan corporation


By:
    ---------------------------------

Its:

    ---------------------------------

PURCHASER:

Kirco Acquisition LLC, a Michigan limited liability company


By:
    ---------------------------------

Its:

    ---------------------------------

State of Michigan           )
                            )  ss
County of __________________)

        The foregoing instrument was acknowledged before me this _______ day of _______ , 2004, by ______________, ______________ of Meadowbrook Insurance
Group, Inc., a Michigan corporation, on behalf of said corporation.


                                     ___________________________________________

                                     ____________________________ Notary Public

                                     _________________________ County, Michigan
                                     My commission expires______________________






State of Michigan           )
                            )  ss
County of __________________)

        The foregoing instrument was acknowledged before me this _______ day of _______ , 2004, by ______________, ______________ of Kirco Acquisition LLC, a
Michigan limited liability company, on behalf of said company.


                                     ___________________________________________

                                     ____________________________ Notary Public

                                     _________________________ County, Michigan
                                     My commission expires______________________


DRAFTED BY:

Edward F. Kickham
WASINGER KICKHAM and HANLEY
26862 Woodward Avenue, Suite 100
Royal Oak, Michigan 48067-0958
(248) 414-9900
(248) 414-9906 (fax)

                                   EXHIBIT "A"
                              [LEGAL DESCRIPTION]

                                    EXHIBIT D
                               APPROVED SITE PLAN



                                To Be Determined

                                    EXHIBIT E
                                SUMMARY OF TERMS
                                       OF
                         RECIPROCAL EASEMENT AGREEMENT

        The reciprocal easement agreement ("REA") will be agreed to prior to the expiration of the Diligence Period defined in PARAGRAPH 7 of the Agreement. The REA will require Purchaser to construct improvements on the Property only in accordance with the Site Plan and Elevations prepared by Rossetti and Associates
and previously approved by the parties as Job No.                      .
The REA will also provide that (i) each party will maintain in a good state of repairs all the parking areas and driveways located on such party's land, and
(ii) the parties will share the cost of maintaining common areas in the Connector between their two buildings and the shared driveway and drop off area in front of the Connector. The shared costs will be allocated in proportion to the respective square footages of each party's condominium unit building, excluding common elements.